Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made this        day of March, 2015 by and between AIM Group, Inc., a corporation located at 7510 Colony Drive, Cumming, GA 30041,  (the “Consultant”), and AudioEye, Inc., a Delaware Corporation (the “Client” or “Company”).

1.             Consulting Services.

1.1          Services.  Client hereby engages Consultant to perform the consulting services to be provided to Consultant in writing by the Company when and as needed, and as set forth in Exhibit A hereto (the “Work”).  Consultant designates Paul Arena as the responsible person. Consultant shall not engage in any services on behalf of the Company without being first instructed in writing to do so by the Company.  Consultant shall not hold himself out as an employee, officer, or board member of the Company.  If asked, he may say that he is a Consultant on retainer.

1.2          Non-Exclusivity.  Client acknowledges that the Work will be performed on a non-exclusive basis.  Subject to Section 1.1 above, nothing set forth herein shall be construed to prevent Consultant from providing consulting services to other parties or to prevent Client from using other referral sources or direct sales.

1.3          Contact Person.  Client shall designate in writing one individual and one back up individual to be responsible for communication with Consultant regarding the Work, and otherwise representing Client in business dealings with Consultant. The initial contact person shall be Nathan Bradley, which may be changed from time to time by Company in its sole discretion.

2.             Term & Termination.  The term of this Agreement shall commence upon the execution of this Agreement and shall remain in effect for the time period of one (1) year.  Notwithstanding the foregoing: (a) Consultant’s obligation to provide services described in a Work Order shall expire immediately upon completion of the tasks assigned to Consultant as set forth therein; and (b) Client may terminate this Agreement upon written notice, if Consultant is in breach of any of its material obligations or representations hereunder, and does not cure such breach within fifteen (15) days of a written demand for cure given by Client; and (c) Consultant may terminate this Agreement upon written notice, if Client is in breach of any of its material obligations or representations hereunder, and does not cure such breach within fifteen (15) days of a written demand for cure given by Consultant.

3.             Warranty; Limitations of Liability.

3.1          Warranty.  Consultant warrants that the Work to be provided herein by Consultant will be performed in a good and workmanlike manner and consistent with generally accepted industry standards. Consultant warrants that in the performance of its work it shall not use or incorporate Confidential Information provided by a source other than Client, unless such Confidential Information is generally available to the public or unless Consultant is authorized by the source of the Confidential Information to use such Confidential Information.  Other than as stated herein and in Paragraph 4, i.e., “Indemnities”, CONSULTANT MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE WORK OR OTHER SERVICES PROVIDED PURSUANT TO THIS AGREEMENT.  Consultant’s liability with respect to the Work and services provided hereunder is limited to the total value of the compensation for the Work provided pursuant to Section 5 and Exhibit A.

3.2          Limitation of Liability.  If Consultant fails to fulfill its obligations under this Agreement, then Client’s sole and exclusive remedy is the right to terminate this Agreement.  In no event shall Consultant be liable for consequential, incidental, special, direct, or indirect damages, lost revenues or profits, or for acts of negligence that are not intentional or reckless in nature, regardless of whether or not Consultant has been advised of the possibility of such damages.  Consultant will not be liable to Client for any delay or failure to perform due to causes beyond its control, including without limitation acts of God, acts or omissions of Client, acts of governmental bodies, strikes or other labor disturbances, or riots.

4.             Indemnities.

(a)           Client represents and warrants that its Products and Services (“Products”) do not infringe in any material respect any United States copyright or patent of any third party. Client shall defend, at its expense, any lawsuit brought against Consultant to the extent it is based on a claim that use of the Products developed and owned by Client infringes any third party United States copyright or patent and Client shall indemnify Consultant against any and all costs and damages finally awarded by a court of competent jurisdiction after all appeals against Consultant in such an action or any settlements made with respect to such infringement claim to which Client agrees.  Notwithstanding the foregoing, Client shall have no liability under this section for any claim based on: (i) use of other than the most recent release of the Products, if infringement could have been avoided by use of the most current release, (ii) use or combination of the Products with products not provided by Client, if such infringement would have been avoided by the use of a current unaltered release of the Products, alone, or (iii) modification of the Products by Consultant or a third party.

(b)           If the Products become the subject of a claim of infringement covered by this Section, or if use thereof is enjoined due to a claim of such infringement, Client may, at its sole discretion: (i) replace or modify the Products at no cost to Consultant such that the Products is non-infringing, or (ii) procure for Consultant, at no cost to Consultant, the right to continue marketing and distributing the Products.

(c)           If the remedies in (a) and (b) above are not practical as determined by Client then the Products from the Customers may be returned to Client and Client will provide a depreciated amount as a refund.

(d)           Consultant agrees to defend, indemnify and hold harmless Client and its licensors from and against any and all liability, losses, claims, expenses, demands, or damages of any kind, resulting directly or indirectly from any one or more of the following: (i) the negligent and intentional acts or omissions of Consultant, its employees or agents, or (ii) any representation, warranty, promise or assurance made or granted by Consultant to Customers or prospective Customers, in the event that such representation, warranty, promise or assurance was not previously approved by Client.

(e)           The rights of a party under this Section to be indemnified as set forth herein shall be subject to all of the following: (i) the indemnified party (the “Indemnitee”) must notify the indemnifying party (the “Indemnitor”) in writing promptly upon learning that such claim has been or may be asserted, (ii) the Indemnitor shall have sole control over the defense of such claim and any negotiations for the settlement or compromise thereof, and (iii) the Indemnitee shall provide reasonable assistance and cooperation to the Indemnitor to facilitate the settlement or defense of any such claim.

(f)            THIS SECTION STATES THE ENTIRE LIABILITY OF CLIENT WITH RESPECT TO INFRINGEMENT OF ANY KIND REGARDING THE PRODUCTS.

5.             Compensation.

5.1          Consulting Fee.  Consultant may revoke this Agreement within seven (7) days after the date Consultant signs it by providing written notice of the revocation to the Chief Executive Officer of the Company no later than the seventh day after Consultant signs it.  It is understood and agreed that any notice of revocation received by the Chief Executive Officer of the Company after the expiration of this seven (7) day period shall be null and void.  It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in this subparagraph will not be paid until the seven (7) day revocation period has expired.  Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.  Within five

(5) days of the Effective Date, and provided that Consultant has not revoked any other agreements being contemporaneously entered into with this Agreement, the Company shall pay to the Consultant a fee of $425,000, which shall be offset by $150,000 of prior payments to Consultant and its principal shareholder and other items, with a net payment of $267,000.  Consultant agrees to indemnify the Company for any taxes, including interest and penalties, required to be paid by the Company related to or arising from this Agreement.

5.2          Reimbursement of Expenses.  Before incurring any expenses in the course of performing the Work, Consultant shall provide the Contact Person of the Company with a budget.  Only after that budget has been approved by the Contact Person of the Company shall Consultant incur any such expenses.  Further, the Company will only reimburse those expenses that have been preapproved and for which the Consultant provided appropriate receipts. For the avoidance of doubt, no expenses will be paid by the Company unless they have been explicitly approved in writing by the Contact Person of the Company.

6.             No Publicity.  Consultant may not in any way use Client’s name or customers in any press releases or promotional materials.

7.             Inventions: Shop Rights.

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Consultant during Consultant’s engagement by Client having to do with Internet applications, voice content management systems and advertising delivery methodologies, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any during consultant’s engagement, developed, manufactured or used by Client in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Client, or any services to be performed by Client or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Client’s business, shall be and continue to remain Client’s exclusive property, without any added compensation or any reimbursement for expenses to Consultant, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Consultant promises and agrees that Consultant will immediately disclose it to Client and to no one else and thenceforth will treat it as the property and secret of Client.

Consultant will also execute any instruments requested from time to time by Client to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Client, do such acts and execute such instrument as Client may require, but at Client’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Client, all without any reimbursement for expenses (except as provided above) and without any additional compensation of any kind to Consultant.

8.             Confidential Information and Trade Secrets.

(a)           All Confidential Information shall be the sole property of Client.  Consultant will not, during the period of his engagement and thereafter, disclose to any person or entity or use or otherwise exploit for Consultant’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Consultant or which becomes known to Consultant in the course of his engagement with Client without the prior written consent of an officer of Client except as may be necessary and appropriate in the ordinary course of performing his duties to Client during the period of his engagement with Client.  “Confidential Information” shall mean any data or information belonging to Client, other than Trade Secrets, that is of value to Client and is not generally known to competitors of Client or to the public, and is maintained confidential by Client, including but not limited to non-public information about Client’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Client as confidential and shall not include any data or information of Client that has been voluntarily disclosed to the public by Client (except where such public disclosure has been made without the authorization of Client), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b)           All Trade Secrets shall be the sole property of Client.  Consultant agrees that during his engagement with Client and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Client without the prior written consent of an officer of Client.  For purposes of this Agreement, “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Client or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Client and is not generally known to competitors of Client or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Client’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, in each case to the extent that Client, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

9.             Non-Solicitation of Employees.

During the term of Consultant’s engagement and for one year thereafter, Consultant will not cause or attempt to cause any employee of Client to cease working for Client or to retain an engagement or employment with another employer that is a competitor of Client’s.

10.          Non-Solicitation of Customers and Prospective Customers.

Consultant will not, during the period of his engagement and for one year after the termination of his engagement for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Client.

11.          Non-Competition.

Consultant agrees that during his engagement with Client, and for one year thereafter, Consultant will not engage in any engagement or employment, business, or activity that is in any way competitive with the business or proposed business of Client, and Consultant will not assist any other person or organization in competing with Client or in preparing to engage in competition with the business or proposed business of Client. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Consultant is engaged with Client.

12.          Miscellaneous.

12.1        Assignment.  This Agreement shall not be assigned by either party in any way without the prior written consent of the other party.  Any purported assignment in violation of this Section shall be null and void.

12.2        Amendments.  This Agreement may be amended by mutual written agreement signed by both parties at any time prior to termination.  Such amendments may be requested by either party and must be in writing.

12.3        Entire Agreement; Governing Law.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

12.4        Construction; Severability.  If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

12.5        Attorney Fees.  In the event that any dispute among the parties hereto should result in litigation or other proceeding (an “Action”), the prevailing party in such Action shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such Action, including without limitation reasonable attorney fees and expenses, all of which shall be deemed to have accrued upon the commencement of such Action and shall be paid whether or not such Action is prosecuted to a final judgment or award.  Any judgment or award entered in such Action shall contain a specific provision providing for the recovery of fees, costs and expenses, including without limitation reasonable attorney fees and expenses, incurred by the prevailing party.

12.6        No Employee Relationship.  Consultant’s relationship to Client is that of an independent contractor, and neither party is an agent, partner, or joint venturer of the other.  No debts or obligations shall be incurred by either party in the other party’s name or on its behalf, and neither party shall be responsible or liable for the debts and obligations of the other party.  Without limiting the generality of the foregoing, Consultant shall have no right to bind the Company with respect to any matter.

12.7        Signatures.  This Agreement may be brought into effect in any number of counterparts, and facsimile or pdf email signature shall be deemed as originals.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONSULTANT			CLIENT

AIM GROUP, INC.			AUDIOEYE, INC.

By:			By:
	Name:	Paul R. Arena		Name:	Nathaniel T. Bradley
	Title:	CEO		Title:	CEO

EXHIBIT A:  Work

At the request of the Contact Person, Consultant may be asked to provide transition services to the Company.  These services would be to assist the Company with introductions, assessment and expertise related to existing Company, customers, vendors, and employees, and also with staff. As part of these responsibilities, upon specific request by the Company Contact Person, Consultant shall make a best effort to assist Company IP cross-licensing partners facilitate the development of IP which in turn should increase cash sales revenue of the Company.